Exhibit 99.1
For immediate release
For more information, contact:
Investors, Philip J. Iracane, 713-307-8770
Media, Janice Aston White, 713-307-8780
Endeavour announces
2006 first quarter results
Houston, TX — May 3, 2006 — Endeavour International Corporation (AMEX:END) today reported a 2006 first quarter loss of $6.9 million or $0.09 per diluted share as compared to a loss of $2.7 million or $0.04 per diluted share in the same quarter in 2005. Revenues for first quarter 2006 were $8.5 million as compared to $7.7 million during the same period in 2005. Production for the quarter was 153,110 barrels of oil equivalent (BOE), reflecting an average price of $55.36 per BOE.
“We continue to make progress on the execution of our business model by testing our current exploration well and committing to a rig to assure the drilling of our growing exploration inventory next year,” said William L. Transier, co-chief executive officer. “However, we are being challenged by availability of services and equipment and declining production rates in Norway.”
“We have taken important steps this quarter to broaden and deepen our exploratory portfolio,” added John N. Seitz, co-chief executive officer. “We have added highly-prospective acreage, committed to acquire proprietary 3-D seismic data and continued to plan for the 2007 drilling program.”
Highlights since the first of the year include:
•	Completion of drilling of the Cygnus well — The Cygnus well located on Block 44/12 in the Southern Gas Basin in the United Kingdom sector of the North Sea was drilled to a total depth of 11,870 feet measured depth (11,564 feet true vertical depth). Flow testing operations are continuing at the targeted Leman sandstone objective and additional carboniferous zones. Results will be released upon completion of the testing program.

•	Commitment for drilling rig — Endeavour Energy UK Limited has entered into a rig commitment for the United Kingdom sector of the North Sea for 220 days over a one-year period beginning in March 2007. The arrangement with Applied Drilling Technology International, a division of GlobalSantaFe, will be for the GSF Magellan, a heavy-duty harsh environment jack-up suitable for most drilling activities the company will operate in 2007-2008. The company intends to finalize the rig contract soon.

•	Contract for first 3-D seismic on Endeavour blocks in the Inner Moray Firth — Endeavour entered into a seismic acquisition contract for a proprietary 3-D survey covering 500 square kilometers on five blocks in the Inner Moray Firth acquired in the UK 23rd Seaward Licensing Round in 2005. Acquisition and processing should be completed by the end of the year in preparation for exploratory wells expected to be drilled in the area in 2007.
Earnings Conference Call Tomorrow, Thursday, May 4 at 9:00 A.M. CDST (10:00 A.M. EDST)
Endeavour will host an analyst conference call tomorrow, Thursday, May 4 at 9:00 a.m. Central Daylight Saving Time (10:00 a.m. Eastern Daylight Saving Time) to discuss 2006 first quarter earnings. To participate and ask questions during the conference call, dial 1-800-289-0508 (U.S., toll-free) or 1-913-981-5550 (international), pass code : 7854904. To listen only to the live audio web cast via the Internet, access Endeavour’s internet home page at www.endeavourcorp.com.
Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

Endeavour International Corporation
Comparative Condensed Statements of Operations
(Amounts in Thousands, Except per Share Data)

	Three Months Ended March 31,
	2006	2005
Revenues	$8,476	$7,703

Cost of Operations:
Operating expenses	2,145	2,416
Depreciation, depletion and amortization	2,296	2,218
Impairment of oil and gas properties	849	—
Equity loss from entities with oil and gas properties	—	79
General and administrative	5,451	4,152

Total Expenses	10,741	8,865

Loss From Operations	(2,265)	(1,162)

Other (Income) Expense:
Interest expense	1,163	783
Other (income) expense	(372)	(740)

Total Other (Income) Expense	791	43

Loss Before Minority Interest	(3,056)	(1,205)
Minority Interest	—	(470)

Loss Before Income Taxes	(3,056)	(1,675)
Income Tax Expense	3,843	978

Net Loss	(6,899)	(2,653)
Preferred Stock Dividends	39	39

Net Loss to Common Stockholders	$(6,938)	$(2,692)

Basic and Diluted Loss per Common Share	$(0.09)	$(0.04)

Weighted Average Number of Common Shares Outstanding — Basic and Diluted	78,334	73,402

Endeavour International Corporation
Comparative Condensed Consolidated Balance Sheets
(Amounts in Thousands)

	March 31,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$56,357	$76,127
Accounts receivable	4,613	4,876
Prepaid expenses and other current assets	8,346	8,070

Total Current Assets	69,316	89,073

Property and Equipment, Net	66,647	59,084
Goodwill	27,795	27,795
Restricted Cash	—	2,304
Other Assets	8,718	8,710

Total Assets	$172,476	$186,966

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$8,367	$18,194
Accrued expenses and other	9,892	21,240

Total Current Liabilities	18,259	39,434

Long-Term Debt	81,250	81,250
Deferred Taxes	22,857	19,185
Other Liabilities	7,093	6,753

Total Liabilities	129,459	146,622

Stockholders’ Equity	43,017	40,344

Total Liabilities and Stockholders’ Equity	$172,476	$186,966

Endeavour International Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Three Months Ended March 31,
	2006	2005
Cash Flows from Operating Activities:
Net loss	$(6,899)	$(2,653)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	2,296	2,218
Impairment of oil and gas assets	849	—
Deferred tax expense (benefit)	3,031	(360)
Amortization of non-cash compensation	2,832	1,964
Fair market value adjustment of stock options	—	(489)
Other	172	798
(Increase) Decrease in working capital	(15,802)	1,993

Net Cash Provided by (Used in) Operating Activities	(13,521)	3,471

Cash Flows From Investing Activities:
Capital expenditures	(10,201)	(4,656)
Acquisitions, net of cash acquired	—	(1,437)
Other investing	2,873	(2,234)

Net Cash Used in Investing Activities	(7,328)	(8,327)

Cash Flows From Financing Activities:
Proceeds from borrowings	—	81,250
Financing costs paid	—	(3,608)
Other financing	—	437

Net Cash Provided by Financing Activities	—	78,079

Net Increase (Decrease) in Cash and Cash Equivalents	(20,849)	73,223
Effect of Foreign Currency Changes on Cash	1,079	(1,186)
Cash and Cash Equivalents, Beginning of Period	76,127	8,975

Cash and Cash Equivalents, End of Period	$56,357	$81,012